------------------                             U.S. SECURITIES AND EXCHANGE COMMISSION                  ----------------------------
| F  O  R  M   4 |                                     Washington, D.C. 20549                           |       OMB APPROVAL       |
------------------                                                                                      |--------------------------|
                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 |OMB Number       3235-0287|
[ ] Check this box if                                                                                   |Expires:  January 31, 2005|
    no longer Subject        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    |Estimated avg. burden     |
    to Section 16.              Section 17(a) of the Public Utility Holding Company Act of 1935 or      |hours per response.....0.5|
                                         Section 30(f) of the Investment Company Act 1940               ----------------------------
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
| Keeley                  Robert     H.  | Simtek Corporation (SRAM)                      |                                        |
|                                        |                                                | X  Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS Identification   |4.Statement for Month/  |   Officer               Other          |
|                                        |  Number of Reporting  |  Day/Year              |---(give title below) ---(Specify below)|
|                                        |  Person, if an entity |                        |                                        |
|                                        |  (Voluntary)          |    April 16, 2003      |                                        |
| P. O. Box 25599                        |                       |                        |   ----------------------------------   |
|----------------------------------------|                       |------------------------|----------------------------------------|
|               (Street)                 |        --             |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Day/  |   (Check Applicable Line)              |
|                                        |                       |  Year)                 |                                        |
|                                        |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |          --            |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
| Silverthorne           CO      80497   |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security |2.        |2A.         |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)        |Transact- |Deemed      |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                    |ion Date  |Execution   |(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                    |(Mo/Day/  |Date, if any|---------|-------------------------------|  Owned at End of|(D) |  (Instr. 4)        |
|                    |Yr)       |(Mo/Day/    |    |    |                |(A) |         |  Month          |or  |                    |
|                    |          |Yr)         |Code| V  |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |(I) |                    |
|--------------------|----------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                    |          |            |    |    |                |    |         |                 |    |                    |
|                    |          |            |    |    |                |    |         |                 |    |                    |
|--------------------|----------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                    |          |            |    |    |                |    |         |                 |    |                    |
|                    |          |            |    |    |                |    |         |                 |    |                    |
|--------------------|----------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                    |          |            |    |    |                |    |         |                 |    |                    |
|                    |          |            |    |    |                |    |         |                 |    |                    |
|--------------------|----------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                    |          |            |    |    |                |    |         |                 |    |                    |
|                    |          |            |    |    |                |    |         |                 |    |                    |
|--------------------|----------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                    |          |            |    |    |                |    |         |                 |    |                    |
|                    |          |            |    |    |                |    |         |                 |    |                    |
|--------------------|----------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                    |          |            |    |    |                |    |         |                 |    |                    |
|                    |          |            |    |    |                |    |         |                 |    |                    |
|--------------------|----------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                    |          |            |    |    |                |    |         |                 |    |                    |
|                    |          |            |    |    |                |    |         |                 |    |                    |
|--------------------|----------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                    |          |            |    |    |                |    |         |                 |    |                    |
|                    |          |            |    |    |                |    |         |                 |    |                    |
|--------------------|----------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                    |          |            |    |    |                |    |         |                 |    |                    |
|                    |          |            |    |    |                |    |         |                 |    |                    |
|--------------------|----------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                    |          |            |    |    |                |    |         |                 |    |                    |
|                    |          |            |    |    |                |    |         |                 |    |                    |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 1474 (7-97)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                      PAGE:  1 OF  2
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

FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.        |2.     |3.   |3A.   |4.       |5.                 |6.           |7.                   |8.    |9.        |10. |11.      |
|Title of  |Conver-|Trans|Deemed|Trans-   |Number of          |Date         |Title and Amount     |Price |Number    |Own.|Nature   |
|Derivative|sion   |Date |Execu-|action   |Derivative         |Exercisable  |of Underlying        |of    |of        |Form|of In-   |
|Security  |or     |(Mon/|tion  |Code     |Securities         |and          |Securities           |Deriv-|Derivative|of  |direct   |
|(Instr. 3)|Exer-  | Day |Date, |(Instr.8)|Acquired (A)       |Expiration   |(Instr. 3 and 4)     |ative |Securities|Deri|Bene-    |
|          |cise   |Year)|if any|         |or Disposed of (D) |Date         |                     |Secur-|Benefi-   |Sec.|ficial   |
|          |Price  |     |(Mo/  |         |(Instr. 3, 4 and 5)|(Month/Day/  |                     |ity   |cially    |Dir.|Owner-   |
|          |of     |     | Day/ |         |                   |   Year)     |                     |(Instr|Owned at  |(D) |ship     |
|          |Deriv- |     | Year)|         |                   |-------------|---------------------|5)    |End of    |or  |(Instr.  |
|          |ative  |     |      |         |                   |      |      |          |Amount or |      |Month     |Ind.|4)       |
|          |Secur- |     |      |---------|-------------------|Date  |Exp.  |   Title  |Number of |      |(Instr. 4)|(I) |         |
|          |ity    |     |      |Code| V  |   (A)   |   (D)   |Exbl. |Date  |          |Shares    |      |          |    |         |
|----------|-------|-----|------|----|----|---------|---------|------|------|----------|----------|------|----------|----|---------|
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|Employee  |$0.165 |4/15/|      | A  |    | 15,000  |         |10/15/|4/15/ |Common    | 15,000   |$0.165| 15,000   | D  | N/A     |
|Non-      |       | 03  |      |    |    |         |         | 03   | 10   |Stock     |          |      |          |    |         |
|Qualified |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|Stock     |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|Option    |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|----------|-------|-----|------|----|----|---------|---------|------|------|----------|----------|------|----------|----|---------|
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|----------|-------|-----|------|----|----|---------|---------|------|------|----------|----------|------|----------|----|---------|
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|----------|-------|-----|------|----|----|---------|---------|------|------|----------|----------|------|----------|----|---------|
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|----------|-------|-----|------|----|----|---------|---------|------|------|----------|----------|------|----------|----|---------|
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|----------|-------|-----|------|----|----|---------|---------|------|------|----------|----------|------|----------|----|---------|
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|----------|-------|-----|------|----|----|---------|---------|------|------|----------|----------|------|----------|----|---------|
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|----------|-------|-----|------|----|----|---------|---------|------|------|----------|----------|------|----------|----|---------|
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:
Column 6:  These options vest over 6 months, however, the director must remain on the board for 6 months after the grant date in order for the options to vest.


**Intentional misstatements or omissions of facts constitute Federal           /s/ Douglas Mitchell*                April 16, 2003
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------  -----------------
                                                                                  **Signature of Reporting Person         Date
Note: File three copies of this form, one of which must be manually signed.   *By Douglas Mitchell Attorney in Fact
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1474 (7-97)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number
                                                                                                                      PAGE:  2 OF  2
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


                                POWER OF ATTORNEY


Know all by these presents, that the undersigned hereby constitutes and appoints each of Kimberley Carothers, Douglas Mitchell, and Kim Stankey, signing singly, the undersigned's true and lawful attorney-in-fact to:

     (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer and, or director of Simtek Corporation (the
          "Company"), Forms 3, 4 and 5 in accordance with Section 16(a) of the
          Securities Exchange Act of 1934, as amended, and the rules thereunder;

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4 and 5 and timely file such form with the United States
          Securities and Exchange Commission and any stock exchange or similar authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

     This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 9th day of February, 2003.


                            /s/ Robert Keeley
                            ------------------------
                            Name: Robert Keeley